Exhibit 99.1

News Release

Array BioPharma Announces Private Exchange of $107 Million of its 3.00% Convertible Senior Notes due 2020 for its 2.625% Convertible Senior Notes due 2024 and Shares of its Common Stock

BOULDER, Colo., November 16, 2017 — Array BioPharma Inc. (Nasdaq: ARRY) (“Array” or the “Company”) announced today that it has entered into separate, privately negotiated exchange agreements with a limited number of holders of its 3.00% Convertible Senior Notes due 2020 (the “2020 Notes”). Pursuant to the exchange agreements, Array will exchange approximately $107 million in aggregate principal of 2020 Notes for (i) a number of newly issued shares of its common stock (with such number rounded down to the nearest whole share for each holder) to be determined based on the volume-weighted average trading price of its common stock on November 17, 2017 (the “Reference Date”) (collectively, the “Exchange Shares”), and (ii) approximately $107 million in aggregate principal amount of its newly issued 2.625% Convertible Senior Notes due 2024 (the “2024 Notes”). The Company will not receive any cash proceeds from the issuance of the Exchange Shares or the 2024 Notes.

The Company anticipates that the settlement of the transactions under the exchange agreements will occur on or about December 1, 2017, subject to satisfaction of customary closing conditions. Upon completion of the exchanges, the aggregate principal amount of the 2020 Notes will be reduced to approximately $25.2 million. In connection with the exchange, holders of the 2020 Notes may decide to adjust their hedge positions by purchasing shares of the Company’s common stock or entering into other hedging transactions in the Company’s common stock. These activities could have the effect of increasing, or limiting a decline in, the market price of the Company’s common stock on the Reference Date.

The 2024 Notes

The 2024 Notes will mature on December 1, 2024 and will bear interest at a rate of 2.625% per year, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2018. Holders of the 2024 Notes may convert their 2024 Notes at their option at any time prior to the close of business on the business day immediately preceding September 1, 2024 only under certain limited circumstances. On or after September 1, 2024, until the close of business on the scheduled trading day immediately preceding the maturity date, holders may convert their 2024 Notes at any time, regardless of the circumstances. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares, at the Company’s election, as described in the indenture for the 2024 Notes.

The initial conversion rate of the 2024 Notes will be based on a conversion premium of approximately 32.5% above the arithmetic average of the daily volume-weighted average price of the Company’s common stock as published on Bloomberg page “ARRY <equity> AQR” on the Reference Date. Following the occurrence of certain corporate events, or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such corporate event. The Company may not redeem the 2024 Notes prior to December 8, 2021, except for the 2024 Notes that the Company is required to repurchase in connection with a fundamental change (as defined in the related indenture) or on any specified repurchase date (as defined in the indenture). On or after December 8, 2021 and prior to September 1, 2024, the Company may redeem for cash all or part of the 2024 Notes under certain circumstances. The redemption price for the 2024 Notes will equal 100% of the principal amount of the 2024 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If the Company undergoes a fundamental change (as defined in the indenture), holders of 2024 Notes may require the Company to repurchase for cash all or part of their 2024 Notes at a repurchase price equal to 100% of the principal amount of the 2024 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The 2024 Notes, any shares of common stock issuable upon conversion of the 2024 Notes and the Exchange Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law. The Company does not intend to file a registration statement for resale of the 2024 Notes, the shares of common stock, if any, issuable upon conversion thereof or the Exchange Shares. Accordingly, we are offering the 2024 Notes and the Exchange Shares only to persons who are both accredited investors (within the meaning of Rule 501 promulgated under the Securities Act) and qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on a private placement exemption from registration under the Securities Act. This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer.  Nine registration studies are currently advancing related to seven Array-owned or partnered drugs: binimetinib (MEK162), encorafenib (LGX818), selumetinib (partnered with AstraZeneca), danoprevir (partnered with Roche), ipatasertib (partnered with Genentech), larotrectinib (partnered with Loxo Oncology) and tucatinib (partnered with Cascadian Therapeutics).

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, whether or not the Company will consummate the issuance of the 2024 Notes and the Exchange Shares pursuant to the exchange agreements and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) including, without limitation, the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the SEC, including, without limitation, those detailed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time. The information in this press release is as of November 16, 2017, and the Company disclaims any obligation to update any such risks or uncertainties or to announce publicly the result of any changes to the forward-looking statements made herein, unless otherwise required by law.

###

CONTACT:                               Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com